Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Agencia Comercial Spirits Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, par value US$0.00004 per share	(1)	457(o)	3,364,000	$6.00	$20,184,000.00	0.0001531	$3,090.17
Fees Previously Paid	Equity	Class A Ordinary Shares, par value US$0.00004 per share	(2)	457(o)	1,750,000	6.00	10,500,000.00	0.0001531	1,607.55
Fees Previously Paid	Equity	Class A Ordinary Shares, par value US$0.00004 per share	(3)	Other	262,500	$6.00	$1,575,000.00	0.0001531	$241.13

Total Offering Amounts:							$32,259,000.00		4,938.85
Total Fees Previously Paid:									1,848.68
Total Fee Offsets:									0.00
Net Fee Due:									$3,090.17

__________________________________________
Offering Note(s)

(1)	This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by the Resale Shareholders of up to 3,364,000 Class A Ordinary Shares previously issued to the Resale Shareholders as named in the Resale Prospectus. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(3)	Reflects the additional Class A Ordinary Shares that the underwriter has the option to purchase to cover over-allotments, if any.